UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 20, 2015

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 20, 2015, registrant issued a press release entitled “Halliburton Announces First Quarter Income From Continuing Operations of $0.49 Per Diluted Share, Excluding Special Items."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER INCOME FROM CONTINUING OPERATIONS OF $0.49 PER DILUTED SHARE, EXCLUDING SPECIAL ITEMS

•	Reported loss from continuing operations of $0.75 per diluted share

HOUSTON - Apr 20, 2015 - Halliburton Company (NYSE:HAL) announced today that income from continuing operations for the first quarter of 2015 was $418 million, or $0.49 per diluted share, excluding special items. This compares to income from continuing operations for the first quarter of 2014 of $623 million, or $0.73 per diluted share. Adjusted operating income was $699 million in the first quarter of 2015, compared to operating income of $970 million in the first quarter of 2014.

Halliburton's total revenue in the first quarter of 2015 was $7.1 billion, compared to $7.3 billion in the first quarter of 2014.

Primarily as a result of the recent downturn in the energy market and its corresponding impact on the company’s business outlook, Halliburton recorded approximately $823 million, after-tax, or $0.97 per diluted share, in company-wide charges during the first quarter of 2015 related to asset write-offs, inventory write-downs, impairments of intangible assets, severance costs, and other charges. Halliburton also recorded a Venezuela currency devaluation loss of $199 million, or $0.23 per diluted share, and Baker Hughes acquisition-related costs of $35 million, after-tax, or $0.04 per diluted share. Reported loss from continuing operations was $639 million, or $0.75 per diluted share. Reported operating loss was $548 million for the first quarter of 2015.

“Total company revenue of $7.1 billion for the first quarter was down 4% year-over-year, significantly outpacing a 19% global rig count decline, and represented industry-leading performance amidst a challenging commodity price environment. Our global customer base has responded by lowering activity levels and seeking price concessions, which has impacted our margins. As evident by the restructuring charges taken during the quarter, we are taking steps to help mitigate the ongoing impact,” said Dave Lesar, chairman and chief executive officer.

“North America experienced an unprecedented decline in drilling activity during the first quarter, which drove pricing pressure and margin compression across all product lines. First quarter revenue declined 9% and operating income declined 54%, year-over-year, compared to a 21% reduction in the United States land rig count. Activity has dropped approximately 50% from the peak in late November and we expect to continue to see pricing pressure for our services until the rig count stabilizes.

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“Our international business has been more resilient than the domestic market, with the international rig count down 9% from the peak last July. We continue to anticipate headwinds across all of our international regions this year, as operators reduce their budgets. Lower commodity prices are influencing our customers to re-evaluate asset economics and defer new projects.

“In Latin America, revenue and operating income increased by 10% and 22%, respectively, compared to the same quarter last year, primarily due to higher activity levels in Venezuela and increased unconventional drilling activity in Argentina.

“For the Eastern Hemisphere, revenue was essentially flat and operating income increased 3% compared to the first quarter of 2014, despite a 4% drop in the rig count and widespread pricing headwinds.

“Middle East / Asia revenue and operating income increased by 13% and 33%, respectively, compared to the first quarter of 2014. This improvement was driven by solid year-over-year growth in integrated project activity in Saudi Arabia, Iraq and India, partially offset by activity declines in Malaysia and Australia.

“In Europe/Africa/CIS, first quarter revenue and operating income declined 16% and 41%, respectively, on a year-over-year basis. Significant activity declines in Angola and the Norwegian sector of the North Sea drove the lower results, along with currency and sanction related issues in Russia.

“Industry prospects will continue to be challenged in the coming quarters, and visibility to the ultimate depth and length of this cycle remains uncertain.  We will continue to manage through this downturn focusing on reducing input costs, protecting our market position, and delivering the superior execution and solutions our customers have come to expect. In advance of the pending Baker Hughes acquisition, we have made the decision to preserve our global delivery infrastructure through the downturn, which is having a negative impact on our operating margins but will allow us to realize cost synergies after the close. We continue to look beyond the cycle and invest in capital and strategic programs to maintain the health of the franchise and to emerge even stronger when the industry recovers.

“We believe that the long-term prospects of the industry remain sound. We are excited about the pending Baker Hughes transaction, which will significantly enhance the growth potential of our organization as we combine our highly complementary suites of products and services into a comprehensive offering that will deliver an unsurpassed depth and breadth of solutions to our customers,” concluded Lesar.

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Completion and Production

Completion and Production (C&P) revenue in the first quarter of 2015 was $4.2 billion, a decrease of $174 million, or 4%, from the first quarter of 2014. Steep rig count declines and price discounts for well completion services in North America, along with decreased activity in Norway, Angola, Mexico and Australia more than offset increased activity across all product lines in Venezuela and increased completion tools sales in Saudi Arabia, Qatar and Nigeria.

C&P operating income was $462 million, which decreased $199 million, or 30%, compared to the first quarter of 2014. North America C&P operating income declined $212 million, or 48%, from the first quarter of 2014, primarily due to activity declines and price discounts impacting well completion services. Latin America C&P operating income increased $17 million, or 35%, compared to the first quarter of 2014, primarily as a result of improved activity and profitability across all product lines in Venezuela. Europe/Africa/CIS C&P operating income decreased $23 million, or 29%, from the first quarter of 2014, mainly due to decreased well completion services in Norway and decreased completion tools sales in Angola. Middle East/Asia C&P operating income improved by $19 million, or 21%, compared to the first quarter of 2014, primarily due to increased completion tools sales in Qatar and Saudi Arabia.

Drilling and Evaluation

Drilling and Evaluation (D&E) revenue in the first quarter of 2015 was $2.8 billion, a decrease of $124 million, or 4%, from the first quarter of 2014. Decreased drilling activity and fluid services in the United States land market and Europe/Africa/CIS more than offset strong activity growth across all product lines in Saudi Arabia and increased drilling activity and fluid services in Venezuela.

D&E operating income was $306 million, which decreased $92 million, or 23%, compared to the first quarter of 2014. North America D&E operating income decreased $111 million, or 71%, from the first quarter of 2014, primarily due to decreased fluid and drilling services in the United States land market. Latin America D&E operating income improved by $5 million, or 10%, compared to the first quarter of 2014, primarily due to increased fluid and drilling services in Venezuela, which were partially offset by reduced testing and fluid services in Brazil and Mexico. Europe/Africa/CIS D&E operating income declined $37 million, or 54%, from the first quarter of 2014, mainly due to decreased fluid activity in Norway as well as currency and sanction-related issues in Russia. Middle East/Asia D&E operating income increased $51 million, or 42%, compared to the first quarter of 2014, driven by strong activity growth across all product lines in Saudi Arabia.

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Corporate and Other

During the first quarter of 2015, the Venezuelan government created a new foreign exchange rate mechanism and Halliburton began utilizing this new system to remeasure its net monetary assets denominated in Bolívares. The market rate was 192 Bolívares per United States dollar, as compared to the official exchange rate of 6.3 Bolívares per United States dollar Halliburton historically utilized. This resulted in the company recording a foreign currency loss of $199 million during the first quarter of 2015.

During the first quarter of 2015, Halliburton incurred $35 million, after-tax, for costs related to the pending Baker Hughes acquisition.

Significant Recent Events and Achievements

•
On March 27, 2015, Halliburton Company announced that its stockholders approved Halliburton’s proposal to issue shares of Halliburton common stock as contemplated by its merger agreement with Baker Hughes Incorporated. In addition, Baker Hughes announced that its stockholders adopted the merger agreement and thereby approved the proposed combination of the two companies. Nearly 99% of the shares voted at Halliburton’s special meeting voted in favor of the proposal to issue Halliburton shares. Separately, more than 98% of the shares voted at Baker Hughes’ special meeting voted in favor of the transaction, representing more than 75% of all outstanding shares of Baker Hughes.

•
Halliburton and Baker Hughes announced that the companies each received a request for additional information (“second requests”) from the United States Department of Justice (“DOJ”) in connection with Halliburton’s pending acquisition of Baker Hughes. The second requests were issued under the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). The second requests are a standard part of the regulatory review process by the DOJ and were expected by Halliburton and Baker Hughes. The effect of the second requests is to extend the waiting period imposed by the HSR Act until 30 days after Halliburton and Baker Hughes have substantially complied with the requests, unless that period is extended voluntarily by both parties or terminated sooner by the DOJ.

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•
On April 7, 2015, Halliburton announced it will separately market for sale the company’s Fixed Cutter and Roller Cone Drill Bits, Directional Drilling and Logging-While-Drilling (LWD)/ Measurement-While-Drilling (MWD) businesses. The final sale of these businesses will not be completed until acceptable terms and conditions have been negotiated by Halliburton, and the company has received the approval of Halliburton’s Board of Directors and final approvals of the Baker Hughes acquisition by competition authorities.

•
CONSOL Energy and Halliburton announced the planned deployment of the first hydraulic fracturing spread that is fully compliant with the Environmental Protection Agency’s 2015 Tier 4F emissions standard for non-road, high-horsepower engines. The Tier 4F equipment will be used to complete fracturing jobs on all six pads on Pittsburgh International Airport (PIT) property. Completions on Pad 2 at PIT commenced April 1 with an expected 36% overall reduction in emissions as a result of this new equipment.

•
Halliburton announced the opening of its new Integrated Completions Center in New Iberia, La., on February 26, 2015. This new facility will increase the efficiencies and capabilities of the company’s resources for deep water completion, align services, equipment maintenance, preparation and job execution for its Gulf of Mexico area customers and enhance the delivery of the highest level of service quality. The 275,000-square-foot climate-controlled facility includes a 30,000-square-foot administration building, an operations command center and several learning auditoriums for training.

•
Halliburton’s Production Solutions product service line introduced CoilCommSM service to help maximize well production and the success rates of coiled tubing well interventions. The service allows operators to identify which producing zones are benefiting from a stimulation treatment and which are being bypassed by measuring depth correlation and temperature profiles in a single trip down the wellbore. For jetting and underbalanced operations, the CoilComm service allows monitoring of critical downhole data to maintain the coiled tubing and tools within their safe operating envelopes.

About Halliburton
Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 75,000 employees, representing 140 nationalities in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Oilpro and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, the closing of the pending Baker Hughes transaction, and the growth potential and other expected benefits of the Baker Hughes transaction, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: with respect to the pending merger with Baker Hughes, the terms and timing of any divestitures undertaken in order to obtain required regulatory approvals, the conditions to closing of the proposed transaction may not be satisfied or the closing of the proposed transaction otherwise does not occur, the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated, and the diversion of management time on transaction-related issues; final court approval of, and the satisfaction of the conditions in, Halliburton's September 2014 settlement relating to the Macondo well incident in the Gulf of Mexico; appeals of the multi-district litigation District Court's September 2014 ruling regarding Phase 1 of the trial, and future rulings of the District Court; results of litigation, settlements, and investigations not covered by the settlement or the District Court's rulings; actions by third parties, including governmental agencies, relating to the Macondo well incident; BP's April 2012 settlement relating to the Macondo well incident; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2014, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2015	2014	2014
Revenue:
Completion and Production	$4,246	$4,420	$5,471
Drilling and Evaluation	2,804	2,928	3,299
Total revenue	$7,050	$7,348	$8,770
Operating income (loss):
Completion and Production	$462	$661	$1,051
Drilling and Evaluation	306	398	477
Corporate and other	(69)	(89)	(83)
Impairments and other charges	(1,208)	—	(129)
Baker Hughes acquisition-related costs	(39)	—	(17)
Total operating income (loss)	(548)	970	1,299
Interest expense, net	(106)	(93)	(100)
Other, net (a)	(224)	(31)	41
Income (loss) from continuing operations before income taxes	(878)	846	1,240
Income tax benefit (provision)	241	(229)	(336)
Income (loss) from continuing operations	(637)	617	904
Income (loss) from discontinued operations, net	(4)	(1)	1
Net income (loss)	$(641)	$616	$905
Net (income) loss attributable to noncontrolling interest	(2)	6	(4)
Net income (loss) attributable to company	$(643)	$622	$901
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$(639)	$623	$900
Income (loss) from discontinued operations, net	(4)	(1)	1
Net income (loss) attributable to company	$(643)	$622	$901
Basic income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(0.75)	$0.73	$1.06
Income (loss) from discontinued operations, net	(0.01)	—	—
Net income (loss) per share	$(0.76)	$0.73	$1.06
Diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(0.75)	$0.73	$1.06
Income (loss) from discontinued operations, net	(0.01)	—	—
Net income (loss) per share	$(0.76)	$0.73	$1.06
Basic weighted average common shares outstanding	850	849	848
Diluted weighted average common shares outstanding	850	853	850

(a)	Includes a foreign currency loss of $199 million due to a currency devaluation in Venezuela in the three months ended March 31, 2015.
See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	March 31	December 31
	2015	2014
Assets
Current assets:
Cash and equivalents	$2,294	$2,291
Receivables, net	6,419	7,564
Inventories	3,467	3,571
Other current assets (a)	1,645	1,642
Total current assets	13,825	15,068

Property, plant, and equipment, net	12,279	12,475
Goodwill	2,332	2,330
Other assets (b)	2,131	2,367
Total assets	$30,567	$32,240

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,424	$2,814
Accrued employee compensation and benefits	774	1,033
Loss contingency for Macondo well incident	367	367
Other current liabilities	1,433	1,669
Total current liabilities	4,998	5,883

Long-term debt	7,841	7,840
Employee compensation and benefits	643	691
Loss contingency for Macondo well incident	439	439
Other liabilities	1,023	1,089
Total liabilities	14,944	15,942

Company shareholders’ equity	15,591	16,267
Noncontrolling interest in consolidated subsidiaries	32	31
Total shareholders’ equity	15,623	16,298
Total liabilities and shareholders’ equity	$30,567	$32,240

(a)	Includes $61 million of investments in fixed income securities at March 31, 2015, and $56 million of investments in fixed income securities at December 31, 2014.
(b)	Includes $44 million of investments in fixed income securities at March 31, 2015, and $47 million of investments in fixed income securities at December 31, 2014.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(641)	$616
Adjustments to reconcile net income to net cash flows from operating activities:
Impairments and other charges, net of tax	823	—
Depreciation, depletion, and amortization	560	510
Working capital (a)	313	(120)
Other	(243)	(52)
Total cash flows from operating activities	812	954

Cash flows from investing activities:
Capital expenditures	(704)	(643)
Other investing activities	22	(31)
Total cash flows from investing activities	(682)	(674)

Cash flows from financing activities:
Dividends to shareholders	(153)	(127)
Payments to reacquire common stock	—	(500)
Other financing activities	51	113
Total cash flows from financing activities	(102)	(514)

Effect of exchange rate changes on cash	(25)	1
Increase (decrease) in cash and equivalents	3	(233)
Cash and equivalents at beginning of period	2,291	2,356
Cash and equivalents at end of period	$2,294	$2,123
(a) Working capital includes receivables, inventories and accounts payable.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue by geographic region:	2015	2014	2014
Completion and Production:
North America	$2,777	$2,927	$3,731
Latin America	394	355	448
Europe/Africa/CIS	528	607	655
Middle East/Asia	547	531	637
Total	4,246	4,420	5,471
Drilling and Evaluation:
North America	765	974	998
Latin America	555	504	626
Europe/Africa/CIS	569	692	691
Middle East/Asia	915	758	984
Total	2,804	2,928	3,299
Total revenue by region:
North America	3,542	3,901	4,729
Latin America	949	859	1,074
Europe/Africa/CIS	1,097	1,299	1,346
Middle East/Asia	1,462	1,289	1,621
Total revenue	$7,050	$7,348	$8,770

Operating income (loss) by geographic region:
Completion and Production:
North America	$234	$446	$777
Latin America	65	48	53
Europe/Africa/CIS	55	78	89
Middle East/Asia	108	89	132
Total	462	661	1,051
Drilling and Evaluation:
North America	45	156	141
Latin America	57	52	79
Europe/Africa/CIS	31	68	52
Middle East/Asia	173	122	205
Total	306	398	477
Total operating income (loss) by region:
North America	279	602	918
Latin America	122	100	132
Europe/Africa/CIS	86	146	141
Middle East/Asia	281	211	337
Corporate and other	(69)	(89)	(83)
Impairments and other charges	(1,208)	—	(129)
Baker Hughes acquisition-related costs	(39)	—	(17)
Total operating income (loss)	$(548)	$970	$1,299

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income from Continuing Operations.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014
As reported operating income (loss)	$(548)	$970	$1,299
Impairments and other charges	1,208	—	129
Baker Hughes acquisition-related costs	39	—	17
Adjusted operating income (a)	$699	$970	$1,445

(a)
Management believes that operating income (loss) adjusted for impairments and other charges and Baker Hughes acquisition-related costs for the quarters ended March 31, 2015 and December 31, 2014 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Impairments and other charges" and "Baker Hughes acquisition-related costs" for the quarters ended March 31, 2015 and December 31, 2014.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Loss from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

Three Months Ended
March 31, 2015
As reported loss from continuing operations attributable to company	$(639)
Impairments and other charges, net of tax (a)	823
Venezuela currency devaluation loss (a)	199
Baker Hughes acquisition-related costs, net of tax (a)	35
Adjusted income from continuing operations attributable to company (a)	$418

As reported diluted weighted average common shares outstanding (b)	850
Adjusted diluted weighted average common shares outstanding (b)	852

As reported loss from continuing operations per diluted share (c)	$(0.75)
Adjusted income from continuing operations per diluted share (c)	$0.49

(a)
Management believes that income (loss) from continuing operations adjusted for impairments and other charges, the Venezuela currency devaluation loss, and Baker Hughes acquisition-related costs for the quarter ended March 31, 2015 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted income from continuing operations attributable to company is calculated as: “As reported loss from continuing operations attributable to company” plus "Impairments and other charges, net of tax," "Venezuela currency devaluation loss," and "Baker Hughes acquisition-related costs, net of tax" for the quarter ended March 31, 2015.

(b)
As reported diluted weighted average common shares outstanding excludes options to purchase two million shares of common stock as their impact would be antidilutive since our reported income from continuing operations attributable to company was in a loss position. When adjusting income from continuing operations attributable to company for the special items discussed above, these two million shares become dilutive.

(c)
As reported loss from continuing operations per diluted share is calculated as: "As reported loss from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income from continuing operations per diluted share is calculated as: "Adjusted income from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, April 20, 2015, to discuss the first quarter 2015 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. In addition, you may participate in the call by dialing (866) 804-3547 within North America or (703) 639-1328 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (888) 266-2081 within North America or (703) 925-2533 outside of North America, using the passcode 1651004.

# # #

CONTACTS

For Investors:
Kelly Youngblood
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 20, 2015	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary